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                                                                    EXHIBIT 11.1

                     CRAWFORD & COMPANY AND SUBSIDIARIES
               COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                         YEAR ENDED DECEMBER 31, 1995


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GENERAL INFORMATION:

Net income                                                                      $36,020,000
Weighted average common shares outstanding                                       34,851,425
Dilutive option shares outstanding at year-end                                      847,340
Option shares outstanding prior to exercise during year                              42,001
Average exercise price per outstanding dilutive option share                    $     13.85
Average market price per share                                                  $     16.01
Year-end market price per share                                                 $     16.13
Average market price of shares issued upon exercise during year                 $     16.07

COMPUTATIONS:

Dilutive option shares outstanding at year-end                                      847,340
Shares repurchased at $16.01
         (proceeds of $11,731,497 divided by $16.01)                               (732,643)
                                                                                -----------
         Net additional shares issuable                                                                           114,697

Option shares outstanding prior to exercise during year                              42,001
Shares repurchased at $16.07
         (proceeds of $382,839 divided by $16.07)                                   (23,823)
                                                                                -----------
         Net additional shares issued                                                                              18,178

Contingently issuable shares related to convertible notes payable
         issued November 30, 1994                                                                                 515,101


Weighted average common shares outstanding                                                                     34,851,425
                                                                                                               ----------

Adjusted shares outstanding                                                                                    35,499,401
                                                                                                               ==========


FULLY DILUTED EARNINGS PER SHARE:

Net income ($36,020,000 divided by 35,499,401)                                  $      1.01


PERCENTAGE DILUTION:

Net income ($.02 divided by $1.03)                                                      1.94%
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